AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated this 9th day of February, 2023 and effective as of March 1, 2023 (the “Effective Date”), is made by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Harry A. Lawton III (the “Executive”).

WHEREAS, the Executive and the Company are party to that certain Change in Control Agreement, dated as of March 8, 2021 (the “Prior Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 16.

2.Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in effect through February 28, 2026 (such term, the “Term”); provided, however, that the Term shall be automatically extended for successive one (1)‑year periods on each anniversary of the Effective Date (such that upon each extension, the Term shall expire on the third anniversary of the date of such extension) unless the Company shall have given notice of non-extension to the Executive at least sixty (60) days prior thereto; provided, further, that if a Change in Control occurs during the Term, the Term shall expire no earlier than the second (2nd) anniversary of the date on which such Change in Control occurs.

3.The Company’s Covenants. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments or other benefits shall be payable or provided under this Agreement unless there shall have been a termination of the Executive’s employment with the Company on or following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.The Executive’s Covenants.

a.Noncompetition, etc. The Executive agrees that the Executive will not, during the Executive’s employment and for a period of twenty-four (24) months from the Date of Termination of the Executive’s employment following a Change in

Control, (i) in any manner, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent or, enter into employment of, act as a consultant to, or perform any services for any retailer principally in the farm and ranch, pet or animal products and services sectors, (ii) directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time on or after such Date of Termination (unless more than six (6) months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring), or (iii) disparage the name, business reputation or business practices of the Company or any of its officers or directors, or interfere with the Company’s existing or prospective business relationships. The Executive also agrees that the Executive will not, during the Executive’s employment and following the Date of Termination of the Executive’s employment, without the written consent of the Company, disclose to any person, other than as required by law or court order, any confidential information or trade secrets obtained by the Executive while in the employ of the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company. The Executive acknowledges that these restrictions are reasonable and necessary to protect the Company’s legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of these restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive further agrees to make any person or entity with whom the Executive becomes employed or affiliated with during the twenty-four (24)-month period from the Date of Termination of the Executive’s employment following a Change in Control aware of the provisions of this Section 4(a) upon commencing employment or affiliation with such person or entity.

b.Return of Confidential Information. Upon termination of the Executive’s employment with the Company or at any other time upon the Company’s request, the Executive shall promptly return to the Company all originals and all copies (including photocopies and facsimiles and copies on computers or other means of electronic storage) of all materials relating in any way to confidential information or the business of the Company or any Affiliates of the Company, whether made or compiled by the Executive or furnished to the Executive by virtue of his or her employment with the Company and will so represent to the Company. Upon the Executive’s termination of employment with the Company, the Executive shall also return to the Company all Company property in his possession.

5.Compensation Other Than Severance Payments.

a.If the Executive’s employment shall be terminated for any reason during the Term and on or following a Change in Control, the Company shall continue to pay the Executive’s full salary to the Executive through the Date of Termination (the “Accrued Salary”) at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under and in accordance with the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. Any Accrued Salary shall be paid to the Executive within thirty (30) days of the Date of Termination, with the payment date determined by the Company in its sole discretion.

b.If the Executive’s employment shall terminate for any reason during the Term and on or following a Change in Control, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits, if any; provided, however, if the Executive’s employment is terminated between the Change in Control and the second (2nd) anniversary of the Change in Control (the “CIC Protection Period”), the severance benefits provided in Section 6 shall be exclusive with respect to a termination of the Executive’s employment described in the first sentence of Section 6(a) and the Executive shall not be entitled to participate in, or receive severance benefits under, any other severance plan or program that may be adopted by the Company or any other employment agreement (including the Employment Agreement by and between the parties hereto dated December 4, 2019, as extended and amended February 9, 2023 (the “Employment Agreement”)) in connection with such termination. Any post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason. For the avoidance of doubt, in the event of any inconsistency between this Agreement and the Employment Agreement during the CIC Protection Period, this Agreement shall govern.

6.Severance Payments.

a.Severance Payments. If the Executive’s employment is terminated during the CIC Protection Period either (x) by the Company without Cause and other than due to the Executive’s death or Disability, or (y) by the Executive for Good Reason, then the Company shall pay the Executive the following amounts, and provide the Executive with the following benefits (collectively, the “Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5:

i.The Company shall pay to the Executive a lump sum severance payment, in cash, equal to 2.0 times the sum of (x) the Executive’s annual base salary as in effect immediately prior to the Date of Termination and (y) the Executive’s target annual bonus opportunity for the fiscal year in which the Date of Termination occurs or the fiscal year in which the Change in Control occurs, whichever is higher (it being understood that the Executive’s annual base salary and target annual bonus opportunity for purposes of this Section 6(a) shall be determined without regard to any reduction that could constitute grounds for a resignation for Good Reason).

ii.The Company shall pay to the Executive a lump sum payment, in cash, equal to the estimated cost of procuring for the Executive and his dependents life, disability, accident and health insurance benefits for a period of two (2) years following the Date of Termination. The Executive will continue to be eligible to elect any statutory continuation rights or any portability rights the Executive may have, in accordance with the applicable requirements of such rights, at the sole cost of the Executive, and the duration of any continuation rights shall not be extended by this Agreement.

iii.The Company shall pay to the Executive a lump sum amount, in cash, equal to the Executive’s annual bonus opportunity for the year in which the Date of Termination occurs at the greater of the target level of performance and the projected actual level of performance measured as of the Date of Termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through and including the Date of Termination, and the denominator of which is three hundred sixty-five (365).

iv.Notwithstanding any provision of any stock option plan, stock incentive plan, restricted stock plan or similar plan or agreement to the contrary, as of the Date of Termination, (x) the Executive shall be fully vested in all outstanding options to acquire stock of the Company (or the options of any parent, surviving, or acquiring company then held by the Executive) and all outstanding restricted shares of stock, restricted stock units and other equity‑based awards of the Company (or of any parent, surviving, or acquiring company then held by the Executive) (any such equity or equity-based award, an “Equity Award”), and (y) subject to any limitation on exercise in any such plan or agreement that may not be amended without stockholder approval, all options referred to in clause (x) above shall be immediately exercisable and shall remain exercisable until the earlier of (I) the second (2nd) anniversary of the Date of Termination, and (II) the last expiration date of the term of such option specified in the applicable award agreement. In the case of an Equity Award that is subject to performance-vesting conditions as of the Date of Termination, any applicable performance goals shall be deemed achieved at the target level of performance. Notwithstanding the foregoing, to the extent that the treatment of any Equity Award pursuant to this Section 6(a)(iv) (including, without limitation, with respect to exercise period or deemed performance level) is inconsistent with the provisions of any applicable award agreement or the transaction documents executed in connection with the Change in Control, whichever provision is more favorable to the Executive shall apply. For the avoidance of doubt, settlement of any restricted stock units (including performance-vesting units), the vesting of which is accelerated pursuant to this Agreement, shall occur upon vesting pursuant to this Section 6(a)(iv), subject to any previous legally binding deferral election regarding such units or other payment timing required by Section 409A of the Code.

v.The Company shall provide the Executive with outplacement services suitable to the Executive’s position not to exceed $40,000 in amount and in no event shall such amount be paid to the Executive; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination.

b.Certain Reductions in Payment.

i.Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

ii.If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 6(b) shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Regs. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

iii.To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant), before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A 2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A 9 and Q&A 40 to Q&A 44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A 2(a) of the final regulations under Section 280G of the Code in accordance with Q&A 5(a) of the final regulations under Section 280G of the Code.

iv.The following terms shall have the following meanings for purposes of this Agreement:

a.“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

b.“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

c.“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

d.“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.

e.“Safe Harbor Amount” shall mean 2.99 multiplied by the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

v. The provisions of this Section 6(b) shall survive the expiration of this Agreement.

c. Subject to Section 15, the lump sum payments provided for in Section 6(a) (as adjusted by Section 6(b)) shall be made on the first payroll period of the Company occurring on or after the date a Release (as defined below) is effective and becomes irrevocable, but in all instances within sixty (60) days following the Date of Termination (the “Release Consideration Period”), with the payment date determined by the Company in its sole discretion. Notwithstanding any other provision in this Agreement, if the Release Consideration Period begins and ends in separate calendar years, then the lump sum payments provided for in Section 6(a) (as adjusted by Section 6(b)) shall be made in the later calendar year in all instances

d. For the avoidance of doubt, the parties acknowledge that the amount of any payments under Section 6(a)(ii) of this Agreement shall be taxable to the Executive and included in the Executive’s gross income, and that none of the amounts payable hereunder are intended to reimburse the Executive for any income taxes payable with respect to such income.

e. Any and all Severance Payments provided pursuant to this Section 6, as such payments may be adjusted by Section 6(b), shall only be payable if the Executive (or the Executive’s beneficiary in the event of the Executive’s death) timely delivers to the Company and does not revoke a general waiver and release of claims in favor of the Company and related parties substantially in the form attached hereto as Exhibit A (the “Release”), and the revocation period related to such Release has expired. Such Release shall be executed and delivered (and the revocation period related thereto, if any, shall have lapsed without revocation having been made) within the Release Consideration Period.

7.Termination Procedures and Compensation During Dispute.

a.Notice of Termination. During the CIC Protection Period, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the grounds for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

b.Date of Termination. The “Date of Termination,” with respect to any termination of the Executive’s employment after a Change in Control and during the Term, shall mean the date specified in the Notice of Termination which shall be no less than fifteen (15) days and no more than thirty (30) days from the date such Notice of Termination is given (in the case of a termination for Cause or for Good Reason, subject to the notice and cure provisions set forth in the definitions of such terms in Section 16). Notwithstanding the foregoing, the Company shall have the right to restrict the Executive’s access to Company facilities and properties, and to terminate the Executive’s authority to act on behalf of the Company, in such manner as the Company, in its sole discretion, shall deem appropriate during the period between the delivery of such Notice of Termination and the Date of Termination.

8.No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the CIC Protection Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise except as set forth in Section 6 (and as permitted by Section 409A of the Code) or as otherwise expressly provided herein.

9.Successors; Binding Agreement.

a.In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

b.This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs,

distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Tractor Supply Company
5401 Virginia Way
Brentwood, TN 37027
Attention: Corporate Secretary

11.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be designated by the Board and complies with Section 409A of the Code. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 4, 6, 7 and 14) shall survive such expiration.

12.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.Settlement of Disputes; Legal Fees; Indemnification.

a.Settlement of Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of Tennessee with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts (with all determinations made by the Company or the Board with respect to matters arising out of or relating to this Agreement subject to de novo review by such courts). The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

b.Legal Fees. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from the Executive), at any time from the date of a Change in Control through the Executive’s remaining lifetime (or, if longer, through the twentieth (20th) anniversary of the date of the Change in Control) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, whether such contest is between the Company and the Executive or between either of them and any third party, including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement, plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred; provided, however, that the Executive shall be required to repay any such amounts to the Company if a court issues a final, unappealable judgment setting forth a determination that the position taken by the Executive was frivolous or advanced in bad faith.

c.Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the charter and bylaws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company and its Affiliates.

15.Compliance with Section 409A.

a. General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

b.Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six (6)-month period immediately following the Executive’s separation from service on account of the Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which the Executive’s separation from service occurs), on the first (1st) business day of the seventh (7th) month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on the Executive under Section 409A of the Code. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of the Executive’s death.

d.Other Payment Timing Requirements. If a Change in Control occurs that does not constitute a “change in the ownership,” change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, then to the extent necessary to comply with, and avoid penalty under, Section 409A of the Code, the Severance Payments shall be paid in accordance with the payment timing contemplated by the Employment Agreement or any other applicable agreement providing termination-related payments to the Executive not in connection with a Change in Control.

16.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

a.“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
b.“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
c.“Board” shall mean the Board of Directors of the Company.
d.“Cause” for termination by the Company of the Executive’s employment shall mean:
i.The Executive’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Executive’s position;
ii.A material act of dishonesty or disloyalty by the Executive related to the business of the Company;
iii.The Executive’s conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct;
iv.The Executive’s habitual or repeated misuse or habitual or repeated performance of the Executive’s duties under the influence of alcohol or controlled substances;
v.Any incident materially compromising the Executive’s reputation or ability to represent the Company with the public or any act or omission by the Executive that substantially impairs the Company’s business, good will or reputation; or
vi.The Executive’s breach of the noncompetition or confidentiality provisions of Section 4(b).

If an action or omission constituting Cause pursuant to clause (i), (ii), (iv) or (vi) is curable, the Executive may be terminated under such clauses only if the Executive has not cured such action or omission within thirty (30) days following written notice thereof from the Company. Further, the Executive shall not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board or the board of directors (or equivalent governing body) of the ultimate parent entity of the Company or its successor (the “Applicable Board”) (excluding the Executive, if Executive is then a member of the Applicable Board), at a meeting called and duly held for such purpose (after notice of at least fifteen (15) days is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Applicable Board), finding in good faith that the Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail. Any such determination shall be made by the Applicable Board and shall be subject to de novo review by a court of law pursuant to the dispute provisions of Section 14(a).

e.“Change in Control” shall be deemed to have occurred if:

i.Any one person or more than one person acting as a group (as defined in Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons), ownership of the securities of the Company representing more than 35% of the total voting power of the Company’s then-outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or
ii.During any twenty-four (24)-month period during the Term, the majority of the individuals who at the beginning of such twenty-four (24)-month period constitute the Board and any new director whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) are replaced; provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or
iii.Consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding voting securities of the Company; or
iv.A sale or other disposition of all or substantially all of the assets of the Company (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners of outstanding voting securities of the Company immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the acquirer of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition), or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

f.“CIC Protection Period” shall have the meaning set forth in Section 5(b).

g.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

h.“Company” shall mean Tractor Supply Company and, except in determining whether or not any Change in Control of the Company has occurred, shall include any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

i.“Date of Termination” shall have the meaning set forth in Section 7(b).

j.“Disability” shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

k.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

l.“Executive” shall mean the individual named in the preamble to this Agreement.

m.“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act:

i.the assignment to the Executive of any duties materially inconsistent with the Executive’s position or status as a senior executive officer of the Company, or a material adverse alteration in the Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control;

ii.a material adverse alteration in the position, authority, duties or responsibilities of the person to whom the Executive is required to report, including a requirement that the Executive report to an officer or employee instead of reporting directly to the Applicable Board (to the extent the Executive was reporting to the Board immediately prior to the Change in Control);
iii.a material reduction by the Company of the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;
iv.the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;
v.the failure by the Company to pay to the Executive any material portion of the Executive’s current compensation, or to pay to the Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
vi.the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
vii.the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control; or
viii.any other action or inaction that constitutes a material breach by the Company of this Agreement (including any failure by the Company to comply with and satisfy Section 9(a)) or any other agreement with the Executive.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (viii) within ninety (90) days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two (2) years following the initial existence of such condition or conditions in order for such termination as a result of such condition to constitute a termination for Good Reason. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (viii) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to the Severance Payments upon a termination of employment for Good Reason.
n.“Notice of Termination” shall have the meaning set forth in Section 7(a).

o.“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

p.“Severance Payments” shall have the meaning set forth in Section 6(a).

q.“Term” shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:
Name: Cynthia Todd Jamison
Title: Chairman of the Board of Directors

EXECUTIVE

Name: Harry A. Lawton III
Address:

(Please print carefully)

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Harry A. Lawton III (“Executive”) and Tractor Supply Company (the “Company”).1

WHEREAS, Executive and the Company have entered into a Change in Control Agreement effective March 1, 2023 (“CIC Agreement”) outlining the terms and conditions of certain Severance Payments payable upon a qualifying termination of Executive’s employment in connection with a Change in Control, as defined in the CIC Agreement;

WHEREAS, effective __________ (the “Date of Termination”), Executive’s employment will terminate as contemplated in the CIC Agreement and Executive will be separated from his/her employment with the Company; and

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation from employment with the Company but, nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive’s employment.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, the parties hereto agree as follows:

1.Severance Payments. In exchange for the general release of claims and other good and valuable consideration in this Agreement, and as outlined in the CIC Agreement, the Company agrees to pay and provide to Executive the following payments collectively referred to as the “Severance Payments” on the first payroll period after the expiration of the seven (7)-day revocation period:

a.In accordance with Section 6(a)(i) of the CIC Agreement, cash payments in the aggregate amount of ____, less normal withholdings for federal and state income and payroll taxes, which represents [ ] 2;
b.In accordance with Section 6(a)(ii) of the CIC Agreement, a lump sum cash payment of ____, less normal withholdings for federal and state income and payroll taxes, which constitutes the estimated cost of procuring for Executive and his dependents life, disability, accident and health insurance benefits for a period of three (3) years following the Date of Termination;

[1] Form for employees over 40. Appropriate changes to be made for employees 40 and younger.
[2] Insert description based on Section 6(a)(i) of the CIC Agreement.

c.In accordance with Section 6(a)(iii) of the CIC Agreement, a lump sum cash payment of ____, less normal withholdings for federal and state income and payroll taxes, which represents [ ]3; and
d.In accordance with Section 6(a)(iv) of the CIC Agreement, effective as of the Date of Termination, Executive’s outstanding equity awards shall be treated as follows: [ ]4;
e.In accordance with Section 6(a)(v) of the CIC Agreement, outplacement services.

Executive acknowledges that the Severance Payments identified above are in addition to any compensation and benefits Executive has earned from the Company, and that Executive would not be entitled to the Severance Payments but for Executive’s execution and non-revocation of this Agreement. Executive further acknowledges that the Severance Payments identified above are consistent with and fully satisfy the terms of Section 6 of the CIC Agreement. For the avoidance of doubt, the relevant Section 409A provisions of the CIC Agreement are hereby incorporated by reference, and this Agreement shall be administered in accordance with such provisions.

2.General Release of Claims. Executive, for himself/herself, his/her agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on his/her or their joint or several behalf, hereby waives, releases, and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, predecessors, and successors, including but not limited to, [list if needed], and any respective officers, directors, employees, agents, and legal counsel (collectively, the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in any way arise from, grow out of, or are related to or connected with his employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its affiliates or the termination of such service, including, but not limited to, any and all matters related in any way to Executive’s employment with or resignation or separation from the Company, or the Executive’s ownership of Company stock (the “Released Claims”). In compliance with the Older Workers Benefit Protection Act, Executive acknowledges that Executive is also specifically waiving any claims under the federal Age Discrimination in Employment Act, as amended. This Agreement does not prohibit the following rights or claims or affect the following obligations: (a) obligations of the Company under the CIC Agreement (including without limitation Sections 5 and 6 thereof) or any other benefit plan, agreement, arrangement or policy of the Company or its affiliates that is applicable to Executive and that, by its terms, contains obligations that are to be performed after the date hereof by the Company; (b) rights to accrued but unpaid salary, paid time off, vacation or other compensation due through the date of termination of employment; (c) any unreimbursed business expenses; (d) benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (e) any claim as the holder or beneficial owner of securities of the Company or its affiliates or other rights relating to securities or equity awards in respect

[3] Insert description based on Section 6(a)(iii) of the CIC Agreement.
[4] Insert description based on Section 6(a)(iv) of the CIC Agreement.

of the common stock of the Company or its affiliates; (f) claims that first arise after Executive signs this Agreement or which arise out of or in connection with the interpretation or enforcement of this Agreement itself; (g) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute; (h) any rights Executive has to indemnification from the Company under the Company’s certificate of incorporation, bylaws or applicable law, in each case, as currently in effect, and as may be in effect from time to time; and (i) any rights Executive has to coverage under any director and officer liability insurance policy of the Company. If it is determined that any Released Claim covered by this Agreement cannot be waived as a matter of law, Executive expressly agrees that this Agreement will nevertheless remain valid and fully enforceable as to the remaining Released Claims.

3.Covenant Not to Sue. Executive hereby covenants and agrees that Executive has not, and will not, file, commence or initiate any suits, grievances, demands, or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he/she will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Released Parties. The parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, Executive agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which Executive may be entitled as a result of any claim, charge, or complaint against the Released Parties and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that he/she could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The Parties intend that this Section 3 and the release of claims herein be construed as broadly as lawfully possible.

4.Disclosures. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence, or support any claim of regulatory violation, illegal conduct, unlawful discrimination, or other cause of action against the Company or any of the Released Parties.

5.No Admission of Wrongdoing or Liability. Nothing contained in this Agreement constitutes, may be construed as, or is intended to be an admission or an acknowledgment by the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement, including any Exhibits and Attachments, and will not reveal or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer, or director of the Company or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between Executive’s immediate family members, legal and financial planners, or tax preparers who are also bound to uphold the confidentiality of this Agreement.

7.Cooperation. Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees at such times, manner and places as reasonably and mutually acceptable (except that Executive agrees to appear at such times, manner and places as may be directed by a court or pursuant to a court order): (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; and (c) in connection with any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved. Executive understands that he will receive no additional compensation in connection with his preparation for, reasonable assistance with or participation in any legally required process after the Effective Date (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, Executive will be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company incurred in connection with his assistance and as approved by the Company in advance and in accordance with its policies and procedures established from time to time. Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents (other than such documents with respect to which Executive is the beneficiary of the attorney-client privilege) which are or may come into Executive’s possession all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.

If Executive is contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving the Company, its subsidiaries and affiliates, or any of their officers, directors, shareholders, or employees, Executive will first contact the Company before communicating with such person or persons, and will allow legal counsel of the Company’s choosing to participate in any such communication. If Executive receives notice that he is required to provide testimony or information in any context about the Company, any of its customers, or his employment with the Company to any third party, Executive agrees to promptly inform [ ](or [his/her] designee/successor) in writing, and to reasonably cooperate with the Company and its attorneys in responding to (if necessary) such legal process.

Nothing in this Section 7 prohibits or restricts Executive at any time from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud, or any rule or regulation of the Securities and Exchange Commission.

8.Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment, and similar items relating to the Company’s business that Executive generated or received from the Company remain the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in Executive’s possession.

9.Non-Disclosure. Executive acknowledges that from time to time Executive had access to trade secrets, confidential information, data, and other proprietary information of the Company whether or not developed, discovered, or conceived by Executive (collectively, the “Confidential Information”). By way of illustration, but not limitation, Confidential Information includes: all customer lists, prospective customer lists, databases, processes, computer programs, business data, marketing and business plans, budgets, unpublished financial statements, licenses, information relating to the Company’s business contracts, marketing strategies, and other secret or confidential matter relating or pertaining to the business and services of the Company, whether verbal, written, or electronic. Executive agrees that Executive will hold the Company’s Confidential Information in the strictest confidence, will not disclose such information to any person, firm, corporation, or other entity, and will not use such information for any purpose not expressly authorized by the Company.

10.Breach of Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party will be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action. This Agreement will be governed by the laws of the State of Tennessee, without reference to principles of conflict of laws. The parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement will be exclusively with courts of the State of Tennessee and the United States District Courts for the State of Tennessee.

11.Binding Effect. This Agreement will be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors, and assigns.

12.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which, taken together, constitute one and the same agreement.

13.Warranties and Representations. Executive hereby warrants and represents that:

A.Executive has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the release set forth herein;
B.Executive is executing this Agreement knowingly and voluntarily, without any duress, coercion, or undue influence by the Company, its representatives, or any other person;
C.Executive has had ample opportunity to consult with legal counsel of his/her own choice before executing this Agreement;
D.Executive has no pending claim, complaint, grievance or document with any federal or state agency or any court seeking money damages or relief against the Released Parties;
E.The Severance Payments recited above constitute good and valuable consideration for this release;
F.Executive is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to Executive by the Company;
G.Executive is not waiving rights or claims that may arise after the date this Agreement is executed;
H.Except as specifically provided herein, Executive has been paid all compensation owed to Executive by the Company;
I.Executive has had the right to consider the terms of this Agreement for a full twenty-one (21) days and Executive hereby waives any and all rights to any further review period; and
J.Executive has the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation by hand delivery or facsimile transmission, to [name, title, address, email]. If Executive revokes this Agreement during the Revocation Period, the Company’s obligations and Executive’s obligations shall become null and void in their entirety.

14.Entire Agreement; Severability of Terms. This Agreement, together with the CIC Agreement, the terms of which are incorporated herein by reference, contain the complete, entire understanding of the parties hereto concerning the subject matter hereof. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed herein. This Agreement supersedes all prior and contemporaneous oral and written agreements, with the exception of the CIC Agreement, and discussions with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement signed by both parties hereto. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

15.Compliance with the Older Workers Benefit Protection Act. Executive warrants and represents that Executive has been given twenty-one (21) days to review this Agreement with legal counsel and that Executive has had fair and full opportunity to consider the terms contained in these documents. Executive understands that Executive may revoke this Agreement within seven days after signing. Executive has the right to sign this Agreement before the expiration of the twenty-one (21)-day consideration period, and if he/she chooses to do so, understands he/she is waiving his/her right to the full twenty-one (21)-day consideration period. Executive acknowledges that if the release consideration period and revocation period begin and end in separate taxable years, the Severance Payments provided in Section 1 above shall be made in the subsequent year in all instances regardless of the date the release is returned, as provided in Section 6(c) of the CIC Agreement.

__________________________________
Harry A. Lawton III

Dated: ________________, ____.

Tractor Supply Company

By:________________________________